UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bianco, Joseph J.
   110 East 59th Street
   18th floor
   New York, NY  10022
2. Issuer Name and Ticker or Trading Symbol
   Alliance Entertainment Corp.

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |4/1/97|G   |V|20,000            |D  |           |3,073,560          |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Options         |$5.00   |     |    | |           |   |8/16/|8/16/|Common Stock|1,010,0|       |1,010,000   |D  |            |
                      |        |     |    | |           |   |93   |98   |            |00     |       |            |   |            |
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Stock Options         |$6.00   |     |    | |           |   |6/24/|3/18/|Common Stock|150,000|       |150,000     |D  |            |
                      |        |     |    | |           |   |94   |99   |            |       |       |            |   |            |
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Stock Options         |$5.50   |     |    | |           |   |7/6/9|3/16/|Common Stock|250,000|       |250,000     |D  |            |
                      |        |     |    | |           |   |5    |00   |            |       |       |            |   |            |
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Stock Options         |$5.25   |     |    | |           |   |6/20/|6/20/|Common Stock|250,000|       |250,000     |D  |            |
                      |        |     |    | |           |   |97(1)|06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) These options will vest in three equal installments commencing on the first anniversary of the date of grant and annually on each anniversary for two years. These options were granted on June 20, 1996, subject to obtaining stockholder approval of an amendment to the 1994 Stock Option Plan which the stockholders approved on July 30,
1996.
SIGNATURE OF REPORTING PERSON
/s/ Joseph J. Bianco
DATE
May 1, 1997